Exhibit 99.2

FOR IMMEDIATE RELEASE

NEWS

Contact:	Sue Neumann, 314-656-5691
John Haudrich, 314-656-5375
www.smurfit-stone.com

SMURFIT-STONE RECEIVES COURT APPROVAL FOR

CRITICAL FIRST DAY MOTIONS

CREVE COEUR, Mo. And CHICAGO (January 28, 2009) – Smurfit-Stone today announced that the U.S. Bankruptcy Court in Wilmington, Delaware has granted the relief the Company requested in its “First Day Motions” filed in conjunction with its voluntary filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The court issued a variety of orders on either a final or interim basis that will ensure that Smurfit-Stone continues to operate in a “business as usual” mode throughout the reorganization process.

The Company’s Canadian subsidiaries have received similar relief under the Companies’ Creditors Arrangement Act (CCAA) from the Ontario Superior Court of Justice.

Smurfit-Stone has now received court authorization to, among other things:

•                  Utilize up to $550 million of the Company’s new $750 million debtor-in-possession (DIP) credit facility on an interim basis. As customary, a hearing at which the Company will seek final court approval for the full amount of the DIP facility and other First Day Motions has been scheduled for February 23, 2009.

•                  Provide employee wages, reimbursements, health care coverage, vacation, sick leave and similar benefits without interruption;

•                  Honor customer obligations; and,

•                  Ensure the continuation of the Company’s cash management systems and other business operations.

Patrick J. Moore, chairman and CEO, said, “The authorization we received from the court is an important and positive first step in our reorganization and allows us to operate in a business as usual mode. We are focused on providing our customers with quality goods and services. Smurfit-Stone intends to pay vendors in the ordinary course under existing terms for all goods and services received after the filing date. We are moving forward to restructure our debt and develop a capital structure more suited to support our long-term growth and profitability.”

Smurfit-Stone and its U.S. and Canadian subsidiaries filed to reorganize under Chapter 11 on January 26, 2009, in the U.S. Bankruptcy Court in Wilmington, Delaware. The case number is 09-10235. The Canadian subsidiaries also filed to reorganize under the Companies’ Creditors Arrangement Act (CCAA) in the Ontario Superior Court of Justice in Canada.

More information about Smurfit-Stone’s reorganization is available on the Company’s website at www.smurfit-stone.com. Copies of the First Day Motions and court orders are available at: http://chapter11.epiqsystems.com/Smurfit. Employee, retiree, customer and supplier inquires can be made at 877-264-9638.  If outside of the US and Canada, inquiries can be made at 503-597-7694.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative®, and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association